Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

DOUGLAS DYNAMICS, INC.

Douglas Dynamics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 11, 2004, as amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 30, 2004, as further amended and restated by that certain Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 12, 2004, as further amended and restated by that certain Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 14, 2004, as further amended by that certain Certificate of Amendment of Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 26, 2010, and as further amended and restated by that certain Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 7, 2010.

2. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3. Article X of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE X

LIABILITY OF DIRECTORS AND OFFICERS

SECTION A. Liability of Directors and Officers.

1. No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

2. Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director or officer, or its successors, shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 30th day of April, 2026.

Douglas Dynamics, Inc.

By:	/s/ Mark Van Genderen
Name:	Mark Van Genderen
Title:	President and Chief Executive Officer

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